UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-113663

PROSPECTUS

Subject to Completion
July 27, 2004

METASUN ENTERPRISES, INC.
A NEVADA CORPORATION

3,757,500 SHARES OF COMMON STOCK OF METASUN ENTERPRISES, INC.
_________________________________

This prospectus relates to 3,757,500 shares of common stock of Metasun Enterprises, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 27, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	4
RISK FACTORS	5
RISKS RELATED TO OUR BUSINESS	6
We have had minimal cash flows from operations and if we are not able to obtain further financing our business operations may fail	6
We have only commenced our business operations in April, 2003 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, our business may fail	6
The fact that we are in the early development of our company and that we have only generated limited revenue since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion in connection with our audited consolidated financial statements	7
We have only generated limited revenues from our business operations and we will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business	7
All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers	7
If we are unable to protect our Internet domain name, our efforts to increase public recognition of our brand may be impaired	8
The establishment and maintenance of brand identity of our website is critical to our future success. If we are unable to provide high quality online services or otherwise fail to promote and maintain our brands our business could be materially affected	8
We currently do not have any intellectual property rights. If we are unable to protect our "Metasun" trade name and "MetaTraffic" software products, our efforts to increase public recognition of our "Metasun" brand may be impaired and we may be required to incur substantial costs to protect our name and products	8
If our operations are disrupted by technological or other problems, then our ongoing operations could be materially and adversely impacted	8
Because we face intense competition, an investment in our company is highly speculative	10
We are currently dependent upon one customer, AceKicker.com Holdings, for a substantial portion of our revenues	10
Because we depend on a small group of qualified people and because our directors and officers, Chad DeGroot and Alastair Anderson, if we cannot hire and retain qualified personnel to replace either of these individuals if they leave our company then we might be forced to discontinue our operations	11
Our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues	11
Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval	11
Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment	11
Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution	11
RISKS ASSOCIATED WITH OUR COMMON STOCK	12
3
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares	12
Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering	12
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.	12
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.	12
NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock	13
FORWARD-LOOKING STATEMENTS	13
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	13
THE OFFERING	13
DETERMINATION OF OFFERING PRICE	13
USE OF PROCEEDS	13
DILUTION	13
DIVIDEND POLICY	13
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	15
TRANSFER AGENT AND REGISTRAR	17
LEGAL PROCEEDINGS	17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DESCRIPTION OF COMMON STOCK	20
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	20
INTEREST OF NAMED EXPERTS AND COUNSEL	20
EXPERTS	20
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21
DESCRIPTION OF PROPERTY	21
DESCRIPTION OF BUSINESS	21
MANAGEMENT'S DISCUSSION AND ANALYSIS	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	32
EXECUTIVE COMPENSATION	33
REPORTS TO SECURITY HOLDERS	34
WHERE YOU CAN FIND MORE INFORMATION	34
FINANCIAL STATEMENTS	35

As used in this prospectus, the terms "we", "us", "our", and "Metasun" mean Metasun Enterprises, Inc. and our wholly owned subsidiary, Metasun Software Corp., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated in the State of Nevada on October 2, 2003 and commenced operations commensurate with the acquisition of Metasun Software Corp, on November 30, 2003. We acquired Metasun Software Corp. from Chad DeGroot, our President, by issuing a $10,000 promissory note. The promissory note is at the rate of prime plus 2% per annum and is due and payable on November 30, 2008. The acquisition was accounted for as a reverse takeover. Our wholly-owned subsidiary, Metasun Software Corp., was incorporated in British Columbia, Canada on April 11, 2003, at which time it commenced operations with the sales of a software product called MetaTraffic. The software is a web traffic analysis application that once installed on a website provides live traffic statistics on visitors at the website. Through our subsidiary Metasun Software Corp, we now sell the MetaTraffic software Information contained on our website does not form part of this prospectus.

Our United States office is located at 6075 South Eastern Avenue, Suite 1, Las Vegas, Nevada 89119-3146. Our principal executive offices are located at 201-1040 West 8th Avenue, Vancouver, British Columbia, Canada V6H 1C4. Our telephone number is 604.739.1048. We have one wholly-owned subsidiary, Metasun Software Corp., a British Columbia, Canada corporation incorporated on April 11, 2003 and its principal office is located at 201-1040 West 8th Avenue, Vancouver, British Columbia, Canada V6H 1C4.

We are a development stage company and have not generated significant revenue since our inception on April 11, 2003. In order to fund our plan of operation, we anticipate that we will require an additional $18,500 to $48,000 through January 31, 2005.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the period ended January 31, 2004, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 3,757,500 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.15 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the Plan of Distribution section at page 17 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 10,357,500 shares of our common stock issued and outstanding as at June 30, 2004.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from April 11, 2003 (date of inception) to January 31, 2004 and our interim unaudited consolidated financial statements for the three months ended April 30, 2004, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 27 of this prospectus.

	From April 11, 2003 (Date of Inception) to January 31, 2004(1)	Three month period ending April 30, 2004 (unaudited)
Revenue(2)	$19,395	$54,285
Net Income (Loss) for the Period	$(3,762)	$386
Loss Per Share - basic and diluted	$(0.00)	$(0.00)
	As at January 31, 2004	As at April 30, 2004 (unaudited)
Working Capital (Deficiency)	$(4,589)	$6,902
Total Assets	$24,379	$58,990
Total Number of Issued Shares of Common Stock	6,600,000	$10,357,500
Weighted Average Shares Outstanding	1,387,000	$9,731,000
Deficit	$(3,762)	$(3,376)
Total Stockholders' Equity	$823	$11,711

(1) Our subsidiary was incorporated on April 11, 2003 and we have not completed a full financial fiscal year.

(2) All revenue reported is revenue generated by our subsidiary, Metasun Software Corp.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had minimal cash flows from operations and if we are not able to obtain further financing we may be forced to scale back or cease operations or our business operations may fail.

To date we have had minimal cash flows from operations and we have been dependent on sales of our equity securities to meet our cash requirements. We incurred a loss of $3,762 for the fiscal period ended January 31, 2004. As of April 30, 2004, we had working capital of $6,902. We do not expect positive material cash flow from operations in the near term. Between October 2003 and February 2004, we received an aggregate of $7,592 gross proceeds from two private placement financings in which we sold shares of our common stock. We also received $13,100 cash from our reverse acquisition of our subsidiary. We have estimated that we will require between $18,500 and $48,000 to carry out our business plan in the year ended January 31, 2005. We anticipate that the funds we have raised in the last private placements may be sufficient to satisfy our cash requirements for the balance of the year ended January 31, 2005. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our products; or

- we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans and achieve a profitable level of operations.

We will depend almost exclusively on outside capital to pay for the continued development and marketing of our technology. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be forced to scale back or cease operations.

We have only commenced our business operations in April, 2003 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

We have a limited operating history. Our operating activities since our incorporation on October 2, 2003 consisted primarily of acquiring a software company that had commenced operations in April, 2003, and continuing to market the software. On November 30, 2003, we acquired all the outstanding shares in Metasun Software Corp, a British Columbia, Canada company which owns a web statistical tracking software called MetaTraffic and a website at www.metasun.com. Metasun Software Corp. was incorporated on April 11, 2003. The acquisition has been accounted for as a reverse takeover. Metasun Software Corp. started selling the MetaTraffic software in June 2003. We are continuing to develop and expand the software's capabilities. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainty regarding level of future revenue and inability to budget expenses and manage growth accordingly and inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the software industry make it difficult or impossible to predict future results of our operations. We may not establish a clientele that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

The fact that we are in the early development of our company and that we have only generated limited revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion in connection with our audited consolidated financial statements.

We are in the development stage and have generated limited revenue since our inception on April 11, 2003. Since we are still in the early stages of developing our company and because of the lack of significant business operations at January 31, 2004, our independent auditors' report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our software gains significant popularity. Between October 2003 and February 2004, we raised $7,592 through the sale of shares of our common stock. We also received $13,100 in cash from the reverse acquisition of our subsidiary. We estimate our average monthly operating expenses, not including one time expenses in marketing and in completing construction of our website (estimated at a total of $4,500 to $10,000 for the 12 month period ending January 31, 2005), to be approximately $5,000 each month. At this rate we will be able to maintain our operations until January 31, 2005 without generating significant revenues from our operations. Our primary source of funds has been the sale of our common stock and consulting revenue earned by our President. We cannot assure that we will be able to generate enough interest in our software. If we cannot attract a significant number users, we will not be able to general any significant revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' report on the financial statements for the period ended January 31, 2004. If we are unable to establish and generate material revenues our business will fail and you may lose some or all of your investment in our common stock.

We have only generated limited revenues from our business operations and we will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

Since the incorporation of our subsidiary, Metasun Software Corp., we have generated $29,645 in revenue from software license sales and $44,035 in consulting revenue. We issued a $10,000 promissory note to acquire the outstanding shares in Metasun Software Corp. We intend to spend a further $5,000 to expand our website and a further $6,000 to market our software before January 31, 2005. Because we cannot anticipate when we will be able to generate significant revenue from our software license sales, we will need to raise additional funds to continue develop our software and website to respond to competitive pressures, to acquire complementary technologies or to respond to unanticipated requirements or expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our website and our business model. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we are unable to protect our Internet domain name, our efforts to increase public recognition of our brand may be impaired.

We currently hold the Internet domain name "metasun.com". The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. This could impair our efforts to build brand recognition and to increase traffic to our website and software sales. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade names.

The establishment and maintenance of brand identity of our website and software is critical to our future success. If we are unable to provide competitive software or otherwise fail to promote and maintain our brands, we may never achieve a profitable level of operations.

We offer a single software product on our website. Since we expect that in the future, substantially all of our revenues will be generated from software license sales through our website, market acceptance of our website is critical to our future success. Factors such as market positioning, the availability and price of competing software, and the introductions of new technologies will affect the market acceptance of our software.

We believe that establishing and maintaining brand identity of our website will help increase the awareness of our software. Promotion of our software will depend largely on our success in continuing to provide a high quality online website. In order to attract and retain users for our software and to promote and maintain our brand in response to competitive pressures, we may increase our financial commitment to creating and maintaining a distinct brand loyalty among our users. If we are unable to provide high quality online services, or otherwise fail to promote and maintain our brand, incur excessive expenses in an attempt to improve, or promote and maintain our brand, we will not achieve profitable operations and you may lose some or all of your investment in our common stock.

We currently do not have any intellectual property rights. If we are unable to protect our "Metasun" trade name and "MetaTraffic" software products, our efforts to increase public recognition of our "Metasun" brand may be impaired and we may be required to incur substantial costs to protect our name and products.

We have not made any applications for the protection of our intellectual property rights. As a consequence we may not be able to prevent the unauthorized use of our "Metasun" trade name and "MetaTraffic" software products. We may be unable to prevent third parties from acquiring and using names or products that are similar to, infringe upon or otherwise decrease the value of our name, our products, and other proprietary rights that we may hold. We may need to bring legal claims to enforce or protect any intellectual property rights that we assert. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade name and products.

If our operations are disrupted by technological or other problems, we may not be able to generate revenues from the sales of our products.

Our systems could be overwhelmed or could fail for any number of reasons. We currently promote and sell our software exclusively through the Internet. Heavy usage volumes could cause significant backlogs or could cause our systems to fail. We may not be able to expand and upgrade our technology and network hardware and software to accommodate increased usage by our customers on a timely basis. Also, our systems, and those of the third parties on which we depend, may not operate properly in the event of:

- a hardware or software error, failure or crash,

- a power or telecommunications failure,

- human error, or

- a fire, flood or other natural disaster.

Our systems may be more likely to suffer problems while we implement upgrades to our network hardware and software. Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

The computer servers which house the data storage and software are housed at the data center of a third party company. If the systems of this third party slows down significantly or fail even for a short time, our customers would suffer delays in data access. These delays could damage our reputation, cause customers to choose other software vendors. We currently do not have any property and business interruption insurance to compensate us for all losses we may incur. If any of these circumstances occur, then our ongoing operations may be harmed to the extent that we will be unable to sell our products, as a result of which you may lose some or all of your investment in our common stock.

Because we face intense competition, an investment in our company is highly speculative.

Our domain name "www.metasun.com" and our MetaTraffic software are critical to our success. The web based statistics industry is characterized by intense and substantial competition. We believe that our website will have to compete with large and established companies such as WebTrends and Deep Metrix (information on these websites does not form part of this prospectus), as well as other small to medium sized website statistic software companies.

These existing and future competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than we do. Increased competition by these existing and future competitors will negatively affect our ability to maintain or expand our operations, or achieve profitability.

We are currently dependent upon one customer, AceKicker.com Holdings, for a substantial portion of our revenues.

We have entered into a consulting agreement with AceKicker.com Holdings which accounts for approximately 60% of our revenue. Our reliance on this customer subjects us to various risks, including the possibility of termination of our agreement, which would negatively affect our revenues. Although we believe that AceKicker.com Holdings has no present intention to terminate our agreement with them, there is no assurance that this will continue. In addition, our agreement with AceKicker.com Holdings expires in October of 2004 and we cannot provide any assurances that our agreement with them will be renewed. Further, if AceKicker.com Holdings ceased to continue to retain us for consulting services, our revenues and profitability potential may be irreparably harmed.

Because we depend on a small group of qualified people and because our directors and officers, Chad DeGroot and Alastair Anderson, if we cannot hire and retain qualified personnel to replace either of these individuals if they leave our company then we might be forced to discontinue our operations.

Since our incorporation on October 2, 2003, our president, secretary, treasurer and director, Mr. Chad DeGroot, has handled all of the responsibilities in the area of corporate administration, business development and research. Mr. Alistair Anderson was appointed vice-president and a director on November 28, 2003. In addition, Mr. DeGroot has also provided us with capital raising services. The loss of the services of any of these directors, executive officers or key personnel, or the inability to identify, hire, train and retain other qualified directors, executive officers or personnel in the future would have a material adverse affect on our business, financial condition and operating results. We do not maintain any life insurance policies on any of these directors, executives, or key personnel for our benefit. If they sell all or most of their shares common stock, they may no longer have an incentive to remain with us, which would damage our business.

Our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

One of our directors and officers is involved in other business activities. Alastair Anderson, our Vice-President and director is employed full time as a freelance graphic designer. As a result of these other business activities that our directors and officers are involved in, our directors and officers may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliates, in the aggregate, beneficially own 64% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 common shares, of which 10,357,500 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 36% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above and the "Market for Common Equity and Related Stockholder Matters" section at page 34 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 7 to 14, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 3,757,500 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act.

The selling stockholders will sell their shares of our common stock at $0.15 per share until our common stock is quoted on the Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.15 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DILUTION

The common stock to be sold by the selling stockholders is the 3,757,500 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 3,757,500 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 30, 2004, and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.
Name of Selling Stockholder and Position, Office or Material Relationship with Metasun	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Craig Gulliver	62,500	62,500	Nil	0%
Craig Warren	162,500	162,500	Nil	0%
Brian Carlson	175,000	175,000	Nil	0%
Debra Maguire (5)	125,000	125,000	Nil	0%
Wendy DeGroot (3)	170,000	170,000	Nil	0%
William Brazier	137,500	137,500	Nil	0%
Katherine Gorgenyi	87,500	87,500	Nil	0%
Tim Boesenkool	150,000	150,000	Nil	0%
Chris Maclean	162,500	162,500	Nil	0%
Sherri Edwards	75,000	75,000	Nil	0%
Stephen Ratcliffe	87,500	87,500	Nil	0%
Alex Alves	50,000	50,000	Nil	0%
Roger Williams	212,500	212,500	Nil	0%
Sean Maguire (4)	225,000	225,000	Nil	0%
Agathe Savard	175,000	175,000	Nil	0%
Stacy Smith	165,000	165,000	Nil	0%
Christina Sales	50,000	50,000	Nil	0%
Ian Frame	125,000	125,000	Nil	0%
Peter Karch	125,000	125,000	Nil	0%
Julia Ding	72,500	72,500	Nil	0%
15
Mike Mcfayden	200,000	200,000	Nil	0%
Andrew Tippett	50,000	50,000	Nil	0%
Audrey Leung	50,000	50,000	Nil	0%
Ryan Totten	100,000	100,000	Nil	0%
Anand Greenwell	100,000	100,000	Nil	0%
Sheldon Karlson	100,000	100,000	Nil	0%
Mike Stann	100,000	100,000	Nil	0%
Kelly Smith	100,000	100,000	Nil	0%
Jacquie Hopkins	50,000	50,000	Nil	0%
Jeff Mottishaw	112,500	112,500	Nil	0%
Ryan Speed	125,000	125,000	Nil	0%
Wayne English	75,000	75,000	Nil	0%
Total:	3,757,500	3,757,500

(1) Assumes all of the shares of common stock offered are sold. Based on 10,357,500 common shares issued and outstanding on June 30, 2004.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3) Wendy DeGroot is the mother of Chad DeGroot, our President, Secretary, Treasurer and one of our directors.

(4) Sean Maguire is the cousin of Chad DeGroot, our President, Secretary, Treasurer and one of our directors.

(5) Debra Maguire is the aunt of Chad DeGroot, our President, Secretary, Treasurer and one of our directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Chad DeGroot receives a monthly salary of CAD$5,000 starting January 1, 2004; and Alastair Anderson receives no compensation, for their time, effort and attention that they give to the affairs of our company. We sold an aggregate of 6,600,000 shares to these two individuals at $0.002 per share in October and November, 2003.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Pacific Stock Transfer (Suite 240, 500 East Warm Springs Road, Las Vegas, Nevada 89119, telephone: 702.361.3303).

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Chad DeGroot	President, Secretary, Treasurer and Director	27	October 2, 2003
Alastair Anderson	Vice-President and Director	29	Vice-President since November 28, 2003

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Chad DeGroot, President, Secretary, Treasurer and Director

On October 2, 2003, Mr. DeGroot was appointed as a director, president, secretary and treasurer of our company. Mr. DeGroot has several years of business management experience specifically in the Internet industry. Mr. DeGroot went to Camosun College from January 1995 - April 1997 in the business administration program. In January 1997, he started an Internet Service Provider called iNet that provided dial up Internet access and web hosting services primarily to business clients. By July 1998, broadband Internet services were starting to gain momentum and he sold the business to a local competitor. In August 1998, he started a web hosting company that offered web hosting and e-commerce services to business customers. He managed to build a significant client base before eventually selling the business when the web hosting market became saturated with competitors. In February 1999, he was recruited by Global Media Corp., an e-commerce and streaming media company as director of technical development. He worked at Global Media until April 2001 when he left the company to pursue consulting opportunities. In September of 2001, he was hired as Lead Systems Administrator for Acekicker.com, a technical consulting company in Victoria, British Columbia, Canada that specializes in online gaming. He managed the rollout of 3 co-location facilities and developed several proprietary online gaming software applications until October 2003 when he resigned to pursue business opportunities with Metasun Enterprises.

Mr. DeGroot currently spends approximately 60 hours per week providing services to our company, which represents all of his working hours.

Alastair Anderson, Vice-President and Director

Mr. Anderson joined our company on November 28, 2003 as vice president and a director. Mr. Anderson is a graphics designer specializing in online applications utilizing development tools such as Macromedia Flash and Director. Mr. Anderson obtained a bachelor of arts from the University of British Columbia while attending the university from September 1994 to April 1998. The following year, he got a certificate from the Vancouver Film School in their new media program graduating in July 1999. After completing his schooling, he was hired as senior graphics designer at Global Media Corp in August 1999. He worked there until January 2001 and then left to pursue freelance work. Since his employment at Global Media, Alastair has worked on dozens of projects ranging from interactive websites to multimedia presentations and continues to challenge himself in his consulting projects.

Mr. Anderson currently spends approximately 10 to 20 hours per week providing services to our company, which represents approximately 40% of his working hours as he also works as a freelance multimedia and website development consultant.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chad DeGroot 201-1040 W. 8th. Vancouver, BC Canada V6H 1C4	5,100,000	49.24%
Alastair Anderson 111 East 46th Ave Vancouver, BC Canada V5W 1Z3	1,500,000	14.48%
Directors and Officers (as a group)	6,600,000	63.72%

(1) Based on 10,357,500 shares outstanding as of June 30, 2004.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001. As at June 30, 2004 we had 10,357,500 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Manning Elliott, Chartered Accountants, in October 2003 to audit our financial statements for the period ended January 31, 2004. There has been no change in the accountants and no disagreements with Manning Elliott, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Metasun Enterprises, Inc. included in this registration statement have been audited by Manning Elliott, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director's duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 201-1040 West 8th Avenue, Vancouver, British Columbia, Canada V6H 1C4. The office is provided to us at CAD$363 per month paid to Mr. DeGroot and is located in his residence. This operating facility functions as our main operating facility. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on October 2, 2003 and commenced business operations commensurate with the acquisition of Metasun Software Corp, on November 30, 2003. Our wholly-owned subsidiary, Metasun Software Corp., was incorporated in the Province of British Columbia on April 11, 2003.

Our Current Business

Through our subsidiary Metasun Software Corp, incorporated in British Columbia, Canada, we sell a software product called MetaTraffic, which is currently our only product. The software is a web traffic analysis application that once installed on a website provides live traffic statistics on visitors at the website. The program was initially developed in October 2001 by our President, Chad DeGroot, who subsequently caused Metasun Software Corp. to be incorporated for the ongoing development, sale and distribution of MetaTraffic and Metasun's other software products. MetaTraffic was initially distributed as a freeware application in order to gain market share and help grow a strong base of users. MetaTraffic was first available for download as freeware in October 2002, up until June of 2003. During this period, MetaTraffic was downloaded approximately 7,000 times. Our President, Chad DeGroot, distributed MetaTraffic through www.metasun.com.

In June 2003, v1.3 of MetaTraffic was launched and was sold for a fee when used for commercial purposes. The software is still available for free when used for personal or non-profit use. In conjunction with the launch of the new software, www.metasun.com was launched which featured a newly redesigned website.

The are 5 licensing options for MetaTraffic which vary depending on the number of web sites the product is installed on: (i) Single Web Site License: $39.95; (ii) 5 Web Sites: $99.95; (iii) Server License (unlimited web sites on a single server): $199.95; (iv) Enterprise License (unlimited web sites on an unlimited number of servers within a single organization): $499.95; and (v) In addition to the above licensing options, there is also a developer's license, which is available for $999.95, which permits MetaTraffic to be licensed and included in another developer's software royalty free so long as this software is not marketed in competition with MetaTraffic as a web traffic tracking application. This would apply where the products primary purpose was not web traffic analysis. One example would be a content management application that is used to manage web site content. As of April 30, 2004, MetaTraffic has sold $29,645 in gross software licensing fees.

In addition to a license to use the software, license holders receive free installation support via e-mail, which is currently provided by our President, Chad DeGroot. All of the software licenses are available for purchase through our website, www.metasun.com.

MetaTraffic distinguishes licensing based on the usage of the software depending on whether it is for commercial or personal / non-profit use. Our rationale is that commercial users can more likely afford to pay for the software, whereas personal users generally cannot. We are of the view that by getting as many users as possible using the software, this improves the overall quality of the product (through feedback) and increases the number of people with familiarity of the product. It is the belief of management that this increased awareness has resulted increased sales and will continue to do so in the future. However, due to technical reasons inherent to the software programming language and platform, there is limited ability to track and determine how the software is being used without hindering the software's compatibility with the most web servers possible.

The types of companies that have purchased and may purchase the various licenses available will vary widely. Single web site license: individual or small business with a single web site; 5 web site license: individual, small business to medium size business with 3 - 5 web sites; Server / Enterprise license: small to medium size business with more than 5 web sites they host, manage or own (often web hosting or web development companies would purchase this licensing type); and the Developer License: software companies who wish to include MetaTraffic and distribute it royalty free in their application.

We use Share-it, an e-commerce provider, to handle the e-commerce portion of the software sales. Share-it handles the credit card transactions and also delivers the software to the purchaser via e-mail instantly after purchase. In return for their services, Share-It receives a percentage that averages approximately 7 to 13% commission on each sale.

In addition to selling software, Metasun also offers technical consulting services for custom enterprise hosting solutions and web application development for small to medium sized companies. In conjunction with the strategic partners in our affiliate program, Metasun can provide a full end to end web presence including design, web development, web programming, and online marketing. The technical consulting services that we provide are specifically for web application development that uses Microsoft technologies. We refer all non-technical services that do not fit into web application development onto our strategic partners, with whom we do not have any formal arrangements at present. Web application development includes web software programming and database design in support of the software. Chad DeGroot, our President, provides the web application development consulting services.

Current and Anticipated Sources of Revenue

We currently have two main sources of revenue. These consist of software license sales from our flagship software product MetaTraffic and consulting services. We have earned approximately $6,000 per month in revenue since December 2003. Approximately 60% of this revenue is attributed to consulting; the remaining from software license sales. In the future, we expect to have a larger percentage of its revenue derived from software sales as a result of our focus on expanding this area of our business.

We are currently developing version two of MetaTraffic. We hope to increase software license sales significantly with the launch of this new product with a more stable and feature rich product offering coupled with increased marketing efforts. The new version of MetaTraffic is scheduled for release in July 2004.

Consulting revenue currently represents the majority of our revenue. This is derived from a technical consulting contract with Acekicker.com Holdings, a company located in Victoria, British Columbia, Canada. We provide Acekicker with a variety of technical services including site management, web programming and system /

network administration. From November of 2003 to January of 2004, we earned approximately $13,300 in consulting revenue from our Acekicker contract, and for the three month period ended April 30, 2004 earned a further $13,300 in revenue from the Acekicker contract. This contract involves a variety of work but primarily involves systems administration and web application development. The exact amount attributed to each of the services varies from month to month. Chad DeGroot provides all services relating to the Acekicker contract. The contract with Acekicker was recently extended to October 31, 2004, which provides for Metasun Software receiving consulting revenue of CAD$5,958 per month.

We also plan to release two new products that are in development and scheduled for release in the summer and fall of 2004: MetaNews and MetaLink. MetaNews and MetaLink are both web applications that are installed onto a web site in order to provide their primary function. MetaNews is a news management system and content management application that provides a way for non-technical individuals to update content on their web sites through a web browser interface. MetaLink is a link management program that dynamically creates a link directory on a web site. MetaLink is a website application that manages reciprocal link programs building link directories on a website and a monitoring reciprocal links on external websites. External links pointing to your site are considered to be the key factor in determining and achieving high search engine rankings for a website, making it an important part of any website's online marketing strategy. Both of these products will have a similar licensing structure to MetaTraffic with a per website licensing model. Both MetaNews and MetaLink were developed by our President Chad DeGroot on behalf of Metasun Software. No funds were spent in their development, although extensive man hours were required.

Marketing

We currently rely on free search engine traffic and listings on website directories for the vast majority of website traffic to www.metasun.com. This listings or these websites directories are free of charge. Once MetaTraffic v2.0 is released, we plan to increase its marketing effort significantly with pay per click advertising on search engines, advertising on niche portal sites that include directories of software for your website, and an increased reciprocal link exchange program in order to boost its rankings in the search engines. We also plan to increase awareness to its affiliate program in order to try and increase sales without direct marketing effort or expenditures.

Most of the traffic to Metasun's website is referred through the major search engines and listings on website directories. The major search engines represent approximately 50% of the website's traffic from Google and Yahoo. The remaining visitors are referred from aspin.com and hotscripts.com, two portal sites that have large directories of website software and applications.

After releasing MetaTraffic version two, we plan to increase marketing expenditures with pay per click (PPC) advertising on Google, Overture, Kanoodle and other PPC advertising networks yet to be identified. PPC represents the majority of Internet advertising spending today as it is performance based and payment is based solely on qualifying clickthroughs to the advertiser's website. In addition to PPC advertising, we will also be purchasing banner ad spots on several different website application directory sites including Aspin.com and hotscripts.com. Finally, we will be integrating a reciprocal link exchange application into www.metasun.com in order to increase reciprocal links and boost Metasun's rankings in the search engines.

We also plan to increase exposure to our affiliate program which offers a 20% referral fee on all sales of software from referring affiliates who have registered for this program. We will be listing the affiliate program in several affiliate program and webmaster solution directories. We will also be expanding the affiliate marketing text and documentation on the program and boosting its visibility on our website. We anticipate spending $100 to 300 per month marketing our affiliate program. As of March 31, 2004, there are currently 3 affiliate that are members of our affiliate program, although we have not entered into any formal agreements with these parties.

We temporarily suspended our promotional efforts in order to focus on development of the next version of MetaTraffic. After the software is launched in July 2004, we plan to resume online advertising and increase spending to approximately $500 to $750 a month. With the launch of the two new software products, we forecast increasing the advertising budget by $250 per month for each new software product.

Technology

We host our website and email on two servers co-located at Peer1 Networks in a secure cage. These servers are owned and operated by Metasun. Peer1 provides high performance bandwidth and secure server co-location facilities with a 100% uptime guarantee. We pay a monthly fee of CAD$286.25 to Peer1 Networks.

Competition

There is significant competition in website traffic analysis software market. There are three distinct segments in the traffic analysis market: other script based logging tools similar to MetaTraffic, log analysis software and application service providers. Releasing new product lines will also introduce a significant number of new competitors that can be grouped similarly as above.

There are several script based logging tools that are considered direct competition to MetaTraffic. These competitors use the same technology in order to track and report web site statistics as MetaTraffic. They include open source and commercial software products designed for Windows based web hosting services. The primary competition with script based logging tools are SiteLog, sold by SiteLog.com, and ASP StatsPro, a product by Primal Blue Software.

Although not direct competition, log analysis software programs are seen as the stiffest competitors to MetaTraffic as they are the most commonly used method of generating traffic reports on a web site. All web servers produce log files which can be analyzed and used to produce reports by showing traffic statistics. Examples of these software vendors include WebTrends by NetIQ, LiveStats by DeepMetrix, and several others. They account for the vast majority of market share. The primary difference between MetaTraffic and log analysis software is that MetaTraffic logs traffic to a database whereas log analysis software relies on log files that are automatically generated by the web server.

Application service providers (ASP) offer live statistics services without the need to purchase any software. Instead, these companies offer a monthly service that tracks activity on your website and offers reporting on this activity from their website. This is a hosted service that does not require you to install any software on your web site other than adding some tracking code to each page. There are several competitors that offer this type of service including DeepMetrix, IndexTools, and several others. The primary differences between MetaTraffic and ASPs are that ASPs offer a remotely hosted service and the billing model is recurring rather than a one time purchase.

Competition Pricing Comparison
Product Name	Product Type	Licensing Fees
SiteLog www.sitelog.com	Script based logging tool	$39.00 for single websites $150.00 for unlimited websites
ASP Stats Pro Primal Blue Software	Script based logging tool	$14.95 per single website
WebTrends www.netiq.com	Log analysis software application	$499.00 for Log Analyzer $1999.00 for Log Analyzer, Advanced
DeepMetrix www.deepmetrix.com	Log analysis software application	$895 for single website $2995 for 25 websites (with options in between)
DeepMetrix www.deepmetrix.com	Live statistics service, hosted application (ASP)	$49.95 to 99.95 per month depending on volume of traffic
25
IndexTools www.indextools.com	Live statistics service, hosted application (ASP)	$19.95 to 49.95 per month depending on volume of traffic
Metasun Software www.metasun.com	Script based logging tool	$39.95 for single website $199.95 for unlimited websites on a single server $399.95 for unlimited websites in a single organization

Growth Strategy

We plan on growing the company and revenues by increasing our product offering and associated marketing effort for each product. After releasing the next version of MetaTraffic, we plan to release two more products described previously. These will be released with similar licensing schemes and marketing strategies as MetaTraffic. It is expected that the increased product offerings will assist overall sales through cross marketing and application bundling strategies.

Employees

Our president, secretary, treasurer and director, Chad DeGroot, and our vice-president and director, Mr. Alastair Anderson, are the only employees of our company. They handle all of the responsibilities in the area of corporate administration, business development and research. Chad DeGroot provides all corporate administration, business development and research services. He also provides the 75% of the product development, web site maintenance and development, and support services. The remaining amount is provided by Alastair Anderson.

Intellectual Property

We own the domain name www.metasun.com. Also, our MetaTraffic software includes a statement of copyright and a standard license agreement.

The early version of the MetaTraffic program was initially developed in October 2001 by our President, Chad DeGroot, who subsequently caused Metasun Software Corp. to be incorporated for the ongoing development, sale and distribution of MetaTraffic and Metasun's other software products. Subsequently, v1.3 of MetaTraffic was finalized and launched in June of 2003. As this was after the incorporation of Metasun Software Corp. in April of 2003, that product (and all of our other products), were developed by Mr. DeGroot in his capacity as an employee of Metasun Software Corp. As a result, the rights to all of our products are held directly by our operating subsidiary, Metasun Software Corp.

We are not aware that our services or proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their trademarks, copyrights or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of our website, any of which could have a material adverse effect on our business, operating results and financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this registration statement.

Our audited consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Results of Operations

Period from April 11, 2003 (date of inception) to January 31, 2004

From the date of the incorporation of Metasun Software Corp. on April 11, 2003 to January 31, 2004, we had not generated any material revenue. Our operating activities during the period consisted primarily of acquiring our wholly-owned subsidiary, Metasun Software Corp. and its software assets. The acquisition was completed on November 30, 2003.

The period covered by our audited financial statements is from the incorporation date of subsidiary Metasun Software Corp., on April 11, 2003 to January 31, 2004 during which we had minimal operations and generated minimal revenue. For the period ending January 31, 2004, we generated $19,395 in revenue. This revenue consisted of consulting fees paid to us by corporate clients for whom we provide system administration services as well as from software sales. Of our revenue, $15,484 came from consulting fees and $3,911 came from software sales. For this period our operating expenses totalled $21,012, which also consisted of organizational costs for incorporating our company.

As we expand our software line and increase marketing of our website, we intend to increase our software sales such that it represents a more significant portion of our revenue. Management believes this to be the most scalable aspect of our business and will represent the focus of future marketing efforts.

As noted, total expenses for the period were $21,012. Out of these total expenses, $3,872 were consulting fees paid to our President, and another $2,000 were donated management services from our President. Mr. DeGroot is prepared to continue to donate services to us for the foreseeable future.

Professional fees were $4,700 represented by fees paid to auditors, accountants and lawyers. We expect professional fees to increase over the next 12 months as we incur legal expenses associated with preparing this registration statement.

Advertising expense was $1,074, amortization was $303 and office, rent and general expenses were $3,769.

Three month Period Ended April 30, 2004 (unaudited)

During the three month period ended April 30, 2004, we generated total revenues of $54,285, which consisted of $28,551 in consulting revenue and $25,734 in revenue from sales of our software. As a result, our consulting revenue increased by 84%, from $15,484 for the previous period from April 11, 2003 to January 31, 2004, and our software revenue increased by over 600%, from $3,911 in the previous period.

Total expenses for the three month period ended April 30, 2004 increased to $40,089, from $21,102 for the previous period from April 11, 2003 to January 31, 2004. The increase in expenses was primarily as a result of an increase in professional fees to $18,028 for the three month period ended April 30, 2004, from $4,700 for the previous period from April 11, 2003 to January 31, 2004, which represented fees paid to auditors, accountants and lawyers. In addition, expenses associated with management and consulting fees increased to $14,791 for the three month period ended April 30, 2004, from $5,872 for the previous period from April 11, 2003 to January 31, 2004, which included consulting fees of $11,791 paid to our president.

Liquidity and Capital Resources

For the period ended April 30, 2004, net cash provided by operating activities was $8,421.

At April 30, 2004, we had $29,046 in our bank account and $25,029 in accounts receivable.

Net cash provided by financing activities for the period ended January 31, 2004 was $13,177. This consisted of sales of 6,500,000 shares of our common stock to our two directors at $0.002 per share and $13,100 cash received from the reverse takeover. For the period ended April 30, 2004 we received a further $7,515 from the sale of 3,757,500 shares of common stock at $0.002 per share. Non-cash transactions for the period since inception were $10,000 and is related to a note payable for the acquisition of Metasun Software.

Capital Expenses and Sources of Funds

Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations.

There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon renewal of our consulting contract and successful and sufficient market acceptance of new software releases, the continuing successful promotion of our website, and finally, maintaining a break even or profitable level of operations.

We have incurred operating losses since inception, and this is likely to continue into the year ended January 31, 2005. Management projects that we may require an additional $18,500 to $48,000 to fund our ongoing operating expenditures, working capital requirements for the year ended January 31, 2005, broken down as follows:

Estimated Funding Required During the Year Ended January 31, 2005
Operating expenditures
Marketing	$2,500 - $5,000
General and Administrative	$10,000 - $20,000
Website development costs	$1,000 - $3,000
Working capital	$5,000 - $20,000
Total	$18,500 - $48,000

We have effected a series of equity private placements totalling $7,592. Our cash on hand as at April 30, 2004 was $29,046. These funds will enable us to address our current and ongoing expenses, continue with the marketing and promotion activity connected with the development and marketing of our software and expansion of our website. We anticipate that these funds, together with our cash on hand and the revenue that we anticipate generating, will be sufficient to pay for the offering expenses of this offering and will satisfy our minimum cash requirements for the year ended January 31, 2005. If we require any additional monies during fiscal 2005, we plan to raise any such additional capital primarily through the private placement of our securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the period ended January 31, 2004, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our website, the continuing successful development of our website, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements, which we anticipate will consist of further private placements of our equity securities or shareholder loans. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our Operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Future Operations

Our primary objectives in the twelve-month period ending January 31, 2005 include further development and expansion of our product line of website software and an increase in software license sales. Management believes that some of the keys to our success include an increased breadth of software solutions for webmasters as well as higher software license sales in order to have less reliance on consulting revenue. We plan on launching at least one new version of our current software and two additional software products within the next twelve months and we plan on slowly increasing our software marketing expenditures.

Software and Consulting Revenue

Our website commenced selling software on June 15, 2003 and Metasun Software sold approximately $2,000 of MetaTraffic software licenses prior to being acquired by us. From inception to January 31, 2004, we sold $3,911 in MetaTraffic software licenses. With the new version to be released in July 2004, we expect sales to increase even further. We will be launching two new software products in the summer and fall of 2004, MetaNews and MetaLink. We expect that these two new applications combined with the new version of MetaTraffic will contribute to increased software license sales and assist in meeting Metasun's sales target of $4,000 in software licenses per month by November 2004.

Consulting revenue represented 90% of our revenue to January 31, 2004. Currently we average approximately $4,500 per month in consulting revenue which represents over 90% of revenue. Management's goal is to decrease reliance on this revenue and increase software license sales such that they represent 55% of overall revenues.

The software is being sold through an e-commerce provider called Share-It. They charge a percentage fee for handling the credit card transactions which ranges from 7-13% depending on the gross sale of the transaction. This is paid monthly on the 15th of every month for the prior month's sales via bank wire transfer. Billing for consulting services is done on the 24th of each month, for that month's monthly retainer fee and is paid on the last day of the month via check.

Promotion

We currently promote our website on the Internet through search engines, link exchanges and paid Internet advertising. Paid Internet advertising includes banner ad placement and sponsored listings on niche portal sites that provide directory style listings of website software. It also includes Pay Per Click text link advertising on several search engines. Promotion is designed to attract visitors to the website to download, trial and purchase our software. We have spent approximately $1,074 on advertising including banner placements and pay per click text ads on search engine results.

From August 2003 until December 2003, Metasun advertised on aspin.com, hotscripts.com and download.com with banner ad placements and sponsored listings in their website software directory. During this time, we also engaged in Pay Per Click text link advertising on google.com and kanoodle.com.

We temporarily suspended our promotional efforts in order to focus on development of the next version of MetaTraffic. After the software is launched in July 2004, we plan to resume online advertising and increase spending to approximately $500 to $750 a month. With the launch of the two new software products, we forecast increasing the advertising budget by $250 per month for each new software product.

Research and Development

We spent $242 to design and implement our website. We expect to spend a further $1,000 to $3,000 developing the website between now and January 31, 2005 to expand the website content to support the new products anticipated for release. We expect the useful life of the website to be three years.

Development of the current version of MetaTraffic took place from September 2002 until June 2003 with approximately 500 hours spent by our President, Chad DeGroot. No outside help was solicited for the current version. We have not incurred any specific expenses related to the development of the MetaTraffic software.

Development of the next version of MetaTraffic has been ongoing since July 2003. It is expected to be released in July and approximately 300 hours invested by Chad DeGroot. Other than $200 spent on graphics work for the reporting interface, no outside help was solicited for the upcoming version. This version is expected to be competitive for one year before an upgrade will be required.

Approximately 200 hours have been invested into product development for MetaLink and MetaNews, Metasun's future software releases. It is expected that an additional 300 hours will be required to get these products to market in addition to $1,000 contracting fees for graphical work to support improvement in the user interfaces. These products are expected to be competitive for one year before an upgrade will be required. We have not incurred any specific expenses related to the development of the MetaLink and MetaNews software.

Other Expenses

We also incurred expenses unrelated to the website operations including legal expenses relating to the preparation of this registration statement. We expect to incur a total of $15,000 in legal expenses related to the preparation and filing of this registration statement. After the effectiveness of this registration statement, we expect our ongoing legal expenses to be significantly reduced, averaging less than $500 per month.

In management's opinion, we need to achieve the following events or milestones in the next twelve months in order for us to become a going concern:

- we must complete development of the next version of MetaTraffic. Our current version suffers from stability issues which are addressed in the new version. There are also several features enhancements that management believes will assist with MetaTraffic's competitiveness in the market.

- we must launch our two new software products in a timely manner as planned in summer and fall 2004.

- we must continue to increase online promotional efforts to sell our software, encouraging visitors to download, trial and purchase software licenses. We intend to continue to employ cost effective methods to promote our website

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Personnel

As of June 30, 2004, our employees include our president, Chad DeGroot, and vice-president, Alastair Anderson. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, our president also provides us with capital raising services. We have no other employees. In the twelve months ending January 31, 2005, we plan to increase our total number of permanent employees by three: two programmers and one sales and marketing person. We anticipate the cost of each employee to be employed will be approximately $500 per month and we may choose to compensate our employees with consideration other than cash, such as shares of our common stock or option to purchase shares of our common stock.

If our sales and marketing program is successful in selling software, we may be required to hire new personnel to improve, implement and administer our operational, management, financial and accounting systems.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104), which supercedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangement with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on our financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

The audited consolidated financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

Revenue Recognition

We recognize revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue consists of consulting services and licensing and are recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured.

Consulting services consist of technical support services including server hardware setup and maintenance, server software installation and maintenance, and web programming and debugging. We recognize consulting revenues ratably over the term of the services contract or, if no contract is entered into, when the services are provided.

Licensing revenue consists of revenue from licensing our software and is recognized when the software has been delivered and there are no significant remaining obligations. We recognize revenue from licensing our software products in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 101.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

On October 3, 2003, we issued 100,000 shares of our common stock at $0.001 per share to Chad DeGroot, our president, secretary, treasurer and director, in a private placement transaction.

On November 28, 2003, we issued 5,000,000 shares of our common stock at $0.002 per share to Chad DeGroot, our president, secretary, treasurer and director, in a private placement transaction.

On November 28, 2003, we issued 1,500,000 shares of our common stock at $0.002 per share to Alastair Anderson, our vice-president and director, in a private placement transaction.

Given that we are a start-up, development stage company, we believe that the terms of the foregoing transactions, an the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan.

On November 30, 2003, we issued a $10,000 promissory note to acquire the shares of Metasun Software Corp, a British Columbia, Canada company, from Chad DeGroot, our president, secretary, treasurer and director. The promissory note bears interest at the rate of prime plus 2% per annum and is due and payable on November 30, 2008.

The promoters of our company are our president, secretary, treasurer and one of our directors, Chad DeGroot, and our vice-president and director, Alastair Anderson.

Our president, Chad DeGroot, provides management services and office premises to our company. Prior to December 31, 2003, the services were provided at no charge to our company. Subsequent to January 1, 2004, we have paid and will continue to pay our president CAD$5,000 per month for these services. Given convertible rates, this resulted in a payment of $3,872 to Mr. DeGroot.

As at January 31, 2004 we have reimbursed Chad DeGroot for $2,548 in net expenses incurred.

Other than the CAD$5,000 per month paid to Chad DeGroot, neither Chad DeGroot nor Alastair Anderson, our directors and officers, receives compensation for their time, effort and attention that they give to the affairs of our company. We sold an aggregate of 6,600,000 shares to these two individuals at $0.001 and $0.002 per share in October and November 2003.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock.

None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company's common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of the subject company's common stock then outstanding which, in our case, will equal approximately 103,575 shares as of the date of this prospectus; or

(2) the average weekly trading volume of the subject company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 6,600,000 shares that may be sold pursuant to Rule 144 after November 28, 2004. Accordingly, Rule 144 applies to the 6,600,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 3,757,500 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. The affiliates of our company, Chad DeGroot, our President, Secretary, Treasurer and director, owns 5,100,000 shares and Alastair Anderson, our Vice-President and director, owns 1,500,000 shares. There are currently 34 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $100,000 during the period from inception (April 11, 2003) to January 31, 2004. The following table shows the compensation received by our president for the period from inception (April 11, 2003) to January 31, 2004.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Chad DeGroot President, Secretary, Treasurer and Director(2)	2004	$3,872	Nil	$2,548	Nil	Nil	Nil	Nil

(1) The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Chad DeGroot became our president, secretary and treasurer on October 2, 2003.

Stock Options and Stock Appreciation Rights

From the date of inception to January 31, 2004 and subsequent to January 31, 2004 up to June 30, 2004, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation Of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director's fees or other cash compensation for services rendered as a director for the fiscal period ended January 31, 2004.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

Our president, Chad DeGroot, provides management services and office premises to our company. Pursuant to a verbal agreement, we have agreed to pay our president CAD$5,000 per month for these services starting on January 1, 2004.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Metasun Enterprises, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following consolidated financial statements pertaining to Metasun Enterprises, Inc. are filed as part of this registration statement:

- Audited consolidated financial statements for the period from April 11, 2003 (Date of Inception) to January 31, 2004

- Unaudited consolidated financial statements for the three month period ended April 30, 2004

Metasun Enterprises, Inc.
(A Development Stage Company)

MANNING ELLIOTT CHARTERED ACCOUNTANTS	11th Floor, 1050 West Pender Street, Vancouver, BC, Canada, V6E 3S7 Phone: 604.714.3600 Fax: 604.714.3669 Web: manningelliott.com

Independent Auditors' Report

To the Board of Directors and Stockholders
of Metasun Enterprises, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Metasun Enterprises, Inc. (A Development Stage Company) as of January 31, 2004 and the related consolidated statements of operations, cash flows and stockholders' deficit for the period from April 11, 2003 (Date of Inception) to January 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Metasun Enterprises, Inc. (A Development Stage Company), as of January 31, 2004 and the related statements of operations, cash flows and stockholders' deficit for the period from April 11, 2003 (Date of Inception) to January 31, 2004, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the early development stage and has no business operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CHARTERED ACCOUNTANTS

Vancouver, Canada

May 13, 2004

Metasun Enterprises, Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)

	April 30, 2004 $ (unaudited)	January 31, 2004 $ (audited)
ASSETS

Current Assets

Cash	29,046	13,676
Accounts receivable	25,029	5,141

Total Current Assets	54,075	18,817

Property and Equipment (Note 3)	4,706	5,327

Intangible Assets (Note 4)	209	235

Total Assets	58,990	24,379

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable	24,848	4,937
Accrued liabilities	7,811	4,810
Due to a related party (Note 5(a) and 5(b))	14,514	13,659

Total Current Liabilities	47,173	23,406

Deferred Income Taxes	106	150

Total Liabilities	47,279	23,556

Contingent Liability (Note 1)

Stockholders' Equity

Common Stock (Note 6) Authorized: 75,000,000 shares, par value $0.001 Issued: 10,357,500 shares and 6,600,000 shares respectively	10,357	6,600

Additional Paid-in Capital (Note 7)	(814)	(4,572)

Donated Capital (Note 5(d))	6,250	2,500

Accumulated Other Comprehensive (Loss) Income	(706)	57

Deficit Accumulated During the Development Stage	(3,376)	(3,762)

Total Stockholders' Equity	11,711	823

Total Liabilities and Stockholders' Equity	58,990	24,379

The accompanying notes are an integral part of these financial statements

Metasun Enterprises, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
	Accumulated from April 11, 2003 (Date of Inception) to April 30, 2004 $	For the Three Months Ended April 30, 2004, $	From April 11, 2003 (Date of Inception) to January 31, 2004 $
	(unaudited)	(unaudited)	(audited)

Revenue

Consulting	44,035	28,551	15,484
License	29,645	25,734	3,911

Total Revenue	73,680	54,285	19,395

Expenses

Advertising	1,084	10	1,074
Amortization	800	497	303
Commission	1,854	1,421	433
Interest on note payable (Note 5(b))	261	151	110
Management and consulting services (Note 5(c) and (d))	20,663	14,791	5,872
Office and general	7,646	3,877	3,769
Professional fees	22,728	18,028	4,700
Rent (Note 5(d))	4,021	750	3,271
Subcontract	1,480	-	1,480
Transfer agent and filing fees	564	564	-

Total Expenses	61,101	40,089	21,012

Net Income (Loss) Before Income Taxes	12,579	14,196	(1,617)

Income Taxes	(15,955)	(13,810)	(2,145)

Net Income (Loss) for the Period	(3,376)	386	(3,762)

Other Comprehensive Income (Loss)

Foreign currency translation adjustments	(706)	(763)	57

Comprehensive Loss	(4,082)	(377)	(3,705)

Net Loss Per Share - Basic and Diluted		-	-

Weighted Average Shares Outstanding		9,731,000	1,387,000

The accompanying notes are an integral part of these financial statements

Metasun Enterprises, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)

	Accumulated from April 11, 2003 (Date of Inception) to April 30, 2004 $	For the Three Months Ended April 30, 2004, $	From April 11, 2003 (Date of Inception) to January 31, 2004 $
	(unaudited)	(unaudited)	(audited)

Cash Flows From Operating Activities

Net income (loss) for the period	(3,376)	386	(3,762)

Adjustments to reconcile net loss to net cash used in operating activities

Amortization	800	497	303
Donated services and rent	6,250	3,750	2,500

Changes in operating assets and liabilities

Accounts receivable	(25,769)	(20,628)	(5,141)
Accounts payable and accrued liabilities	31,894	23,480	8,414
Deferred tax	106	(44)	150
Due to related party	4,639	980	3,659

Net Cash Provided by Operating Activities	14,544	8,421	6,123

Cash Flows To Investing Activities

Acquisition of property and equipment	(5,629)	-	(5,629)
Website development costs	(242)	-	(242)

Net Cash Used In Investing Activities	(5,871)	-	(5,871)

Cash Flows From Financing Activities

Cash received in reverse acquisition	13,100	-	13,100
Issuance of common stock	7,592	7,515	77

Net Cash Provided By Financing Activities	20,692	7,515	13,177

Effect of Exchange Rate Changes on Cash	(319)	(566)	247

Net Increase in Cash and Cash Equivalents	29,046	15,370	13,676

Cash and Cash Equivalents - Beginning of Period	-	13,676	-

Cash and Cash Equivalents - End of Period	29,046	29,046	13,676

Non-Cash Investing Transactions
Issuance of promissory note payable for acquisition of subsidiary	10,000	-	10,000

Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements

Metasun Enterprises, Inc.
(A Development Stage Company)
Statements of Stockholders' Equity
(expressed in U.S. dollars)

	Shares	Amount	Additional Paid In Capital	Donated Capital	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income (Loss)	Total
	#	$	$	$	$	$	$

Balance - April 11, 2003 (Date of Inception)	-	-	-	-	-	-	-

Stock issued for cash	100,000	77	-	-	-	-	77

Adjustments for reverse acquisition (Note 7)

- elimination of shares of Metasun Software Corp.	(100,000)	(77)	-	-	-	-	(77)

- add issued shares of Metasun Enterprises, Inc.	6,600,000	6,600	(4,572)	-	-	-	2,028

Donated services and rent (Note 5)	-	-	-	2,500	-	-	2,500

Foreign currency translation	-	-	-	-	-	57	57

Net loss for the period	-	-	-	-	(3,762)	-	(3,762)

							(
Balance - January 31, 2004 (audited)	6,600,000	6,600	(4,572)	2,500	(3,762)	57	823

Stock issued for cash	3,757,500	3,757	3,758	-	-	-	7,515

Donated services and rent (Note 5)	-	-	-	3,750	-	-	3,750

Foreign currency translation	-	-	-	-	-	(763)	(763)

Net income for the period	-	-	-	-	386	-	386

Balance - April 30, 2004 (unaudited)	10,357,500	10,357	(814)	6,250	(3,376)	(706)	11,711

The accompanying notes are an integral part of these financial statements

Metasun Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

1. Development Stage Company

Metasun Enterprises, Inc. (the "Company") was incorporated in the State of Nevada on October 2, 2003. Effective November 30, 2003, the Company acquired all the outstanding common stock of Metasun Software Corp. ("Software"), a company under common control. Prior to the acquisition, the Company was a non-operating shell corporation with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a reverse acquisition. See Note 7.

The Company is based in Vancouver, British Columbia, Canada and its principal business is the development of software specializing in web applications using Microsoft technologies. The Company also provides website maintenance and server administration services. The Company's only software product currently is MetaTraffic, a website statistics program designed specifically for ASP based websites.

The Company is in the development stage and planned principal activities have commenced, but there has been no significant revenue therefrom. In a development stage company, management devotes most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generatesustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at April 30, 2004, the Company has an accumulated deficit of $3,376 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company filed an amended SB-2 Registration Statement with the United States Securities and Exchange Commission on May 28, 2004 to register 3,757,500 shares of common stock for resale by existing shareholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2. Summary of Significant Accounting Principles

a) Basis of Presentation

These consolidated financial statements include the accounts of the Company and Software. All significant intercompany transactions and balances have been eliminated. The Company has not produced significant revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7.

b) Year End

The Company's fiscal year end is January 31.

c) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Metasun Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

e) Interim Financial Statements

These interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

f) Concentrations

The fair value of financial instruments which include cash, accounts receivable, accounts payable, accrued liabilities and due to a related party were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments. The Company's operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

For the period ended April 30, 2004, revenue from a single customer represented 24% of total revenue. As at April 30, 2004, 18% of accounts receivable is with this customer.

g) Property and Equipment

Property and equipment consists of computer hardware and furniture and equipment and is recorded at cost. Computer hardware and furniture and equipment are being amortized on a straight-line basis over their estimated lives of three years and five years, respectively.

h) Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Relating to website development costs the Company follows the guidance pursuant to the Emerging Issues Task Force (EITF) No. 00-2, "Accounting for Website Development Costs".

Costs associated with the website consist primarily of software purchased from a third party. These capitalized costs are amortized based on their estimated useful life over four years. Payroll and related costs are not capitalized, as the amounts principally relate to maintenance. Internal costs related to the development of website content are expensed as incurred.

i) Long-Lived Assets

In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

j) Foreign Currency Translation

The Company's functional currency is the Canadian dollar. The financial statements of the Company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 "Foreign Currency Translation". Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders' equity accounts are translated at the appropriate historical rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income.

Metasun Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

2. Summary of Significant Accounting Principles (continued)

k) Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue consists of consulting services and licensing and are recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured.

Consulting services consist of support services including server hardware setup and maintenance, server software installation and maintenance, and web programming and debugging. The Company recognizes consulting revenues ratably over the term of the services contract or, if no contract is entered into, when the services are provided.

Licensing revenue consists of revenue from licensing the Company's software and is recognized when the software has been delivered and there are no significant remaining obligations. The Company recognizes revenue from licensing its software products in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 101.

l) Offering Costs

On May 28, 2004, the Company filed an SB-2 Registration Statement to register 3,757,500 shares of common stock for resale by existing stockholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders, but will pay for expenses of this offering. Offering costs are included as a charge to operations in the period incurred.

m) Other Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

n) Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

o) Recent Accounting Pronouncements

In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"), which supersedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements.

p) Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Metasun Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

3. Property and Equipment

	Cost $	Accumulated Amortization $	April 30, 2004 Net Carrying Value $ (unaudited)	January 31, 2004 Net Carrying Value $ (audited)

Computer hardware	4,977	691	4,286	4,844
Furniture and equipment	485	65	420	483

	5,462	756	4,706	5,327

4. Intangible Assets

	Cost $	Accumulated Amortization $	April 30, 2004 Net Carrying Value $ (unaudited)	January 31, 2004 Net Carrying Value $ (audited)

Website development costs	235	26	209	235

5. Related Party Balances/Transactions

a) The amount of $4,514 owing to the President of the Company is non-interest bearing, unsecured and due on demand.

b) The Company is indebted to the President of the Company for $10,000, which is unsecured, bears interest at Royal Bank of Canada Prime Interest Rate plus 2% per annum and is payable on demand. During the period, the Company accrued interest charges of $151. This note was issued as consideration for all the issued and outstanding common stock of Software. See Note 7.

c) Consulting fees of $11,791 were paid to the President of the Company during the period ended April 30, 2004.

d) The President of the Company provided management services and office premises to the Company at no charge. These donated services are valued at $1,000 per month and donated office premises are valued at $250 per month. A total of $3,000 and $750, respectively, were donated during the period.

6. Common Stock

a) On April 11, 2003, Software had issued 100,000 shares of its common stock at $0.00077 per share for cash proceeds of $77.

b) On October 2, 2003, prior to the reverse acquisition, the Company issued 100,000 shares of its common stock at $0.001 per share for cash proceeds of $100.

c) On November 28, 2003, prior to the reverse acquisition, the Company issued 6,500,000 shares of common stock at $0.002 per share for cash proceeds of $13,000.

d) During the period ending April 30, 2004, the Company issued 3,757,500 shares of its common stock at $0.002 per share for cash proceeds of $7,515.

Metasun Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

7. Capital Transaction - Reverse Acquisition

By a Share Purchase Agreement dated November 30, 2003, the Company acquired 100% of the issued and outstanding common stock of Software in consideration for the issuance of a promissory note for $10,000. Software was incorporated on April 11, 2003 under the Company Act of British Columbia and was owned by the President of the Company. The principal business of Software is the development of software specializing in web applications using Microsoft technologies. Software also provides website maintenance and server administration services. The only software product currently is MetaTraffic, a website statistics program designed specifically for ASP based websites.

Prior to the reverse acquisition, the Company was a non-operating shell company with nominal net assets. Therefore, this acquisition is a capital transaction in substance, rather than a business combination, and has been accounted for as a reverse acquisition. Because Software is deemed to be the acquirer for accounting purposes, the financial statements are presented as a continuation of Software and include the results of operations of Software since incorporation on April 11, 2003, and the results of operations of the Company since the date of acquisition on November 30, 2003.

As at November 30, 2003 the Company had $2,028 of net assets which has been allocated to common stock.

8. Income Taxes

The Company provides deferred income taxes for differences between the tax reporting basis and the financial reporting basis of assets and liabilities. The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes". Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net U.S. operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net U.S. operating losses carried forward in future years. The Company has a U.S. tax loss of $5,959 to offset future years taxable income expiring commencing in fiscal 2024.

Income tax expense was as follows:

	Three months ended April 30, 2004 $ (unaudited)	From April 11, 2003 (date of inception) to January 31, 2004 $ (audited)

Current
Canadian	13,854	1,997
United States	-	-

Deferred:
Canadian	(44)	148
United States	-	-

Total income tax expense	13,810	2,145

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate follows:

	Canada	United States

Statutory federal income tax rate	37.6%	34.0%

Change in valuation allowance	-	(34.0%)

Total income tax expense	37.6%	-

Metasun Enterprises, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
(expressed in U.S. dollars)

8. Income Taxes (continued)

The deferred tax liabilities and assets were as follows:

	April 30, 2004 $ (unaudited)	January 31, 2004 $ (audited)

Deferred tax assets
- Net operating loss carryforwards	(6,373)	(2,026)

- Less valuation allowance	6,373	2,026

Net deferred tax assets	-	-

Deferred tax liability
- Property and equipment, due to differences in financial and tax reporting basis	106	150

Net deferred tax liability	106	150

At April 30, 2004, the Company had net operating losses for U.S. federal income tax purposes of $5,959, which begin expiring in fiscal 2024. When the future utilization of some portion of the carryforwards is determined not to be "more likely than not," a valuation allowance is provided to reduce the recorded tax benefits from such assets.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until expiration of the offering, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.